Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	August 2, 2016

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Solid Second-Quarter Financial Results

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $187.9 million for second quarter 2016 compared to $177.4 million for second quarter 2015.
Distributable cash flow (DCF), a non-generally accepted accounting principles (non-GAAP) financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $221.0 million for second quarter 2016 compared to $222.8 million for second quarter 2015.
Diluted net income per limited partner unit was 82 cents in second quarter 2016 and 78 cents in second quarter 2015. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-GAAP financial measure, was also 82 cents for second quarter 2016, exceeding the 72-cent guidance provided by management in early May primarily due to timing of operating expenses and higher value of product overages.
“Despite the challenging backdrop within the energy industry, Magellan continues to produce sound financial results while delivering growth opportunities to strengthen our future,” said Michael Mears, chief executive officer. “We are pleased to have started commercial operations during early July for our new pipeline system to deliver refined petroleum products to the Little Rock market, and we recently began linefill activities for the Saddlehorn pipeline and expect to begin delivering crude oil from the DJ Basin to Cushing by the end of August. Magellan has also recently announced plans to build a new refined products marine terminal in Pasadena, Texas, advancing our marine strategy while providing critical energy infrastructure for our nation.”
An analysis by segment comparing second quarter 2016 to second quarter 2015 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Refined products. Refined products operating margin was $177.3 million, an increase of $29.1 million. Transportation and terminals revenue increased $9.5 million between periods primarily due to 4% higher shipments driven by strong demand for gasoline largely attributable to the current lower pricing environment and higher average tariffs from the partnership’s 4.6% tariff increase in mid-2015. Operating expenses decreased $6.6 million primarily due to lower environmental accruals in 2016 and more favorable product overages in the current period (which reduce operating expenses).

Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) increased $12.9 million between periods due to reduced losses recognized in second quarter 2016 from changes in the New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership’s commodity-related activities. Details of these MTM commodity-related and other inventory adjustments can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s cash product margin, which reflects only transactions that settled during the quarter, decreased slightly between periods primarily due to lower commodity prices.
Crude oil. Crude oil operating margin was $96.9 million, a decrease of $10.0 million, primarily related to lower earnings from the partnership’s joint ventures. Transportation and terminals revenue decreased slightly as the 2015 period benefited from a customer buying out of its remaining storage contract. The current period benefited from incremental shipments and higher average rates on the partnership’s Longhorn pipeline and new leased storage contracts, which were partially offset by lower revenues in the current period from tender deduct barrels largely due to lower commodity prices. Overall crude oil shipments declined and average rate per barrel increased due to fewer barrels moving under the partnership’s separate lower-priced Houston distribution system tariff structure, with customers instead utilizing space available on the partnership’s capacity lease for shipments from BridgeTex pipeline to their ultimate destination.
Earnings of non-controlled entities decreased $9.2 million due to lower shipments on the BridgeTex pipeline, which is owned 50% by Magellan, as customers shipped their minimum commitments during the current period. Operating expenses decreased between periods primarily due to lower power costs during 2016.
Marine storage. Marine storage operating margin was $28.9 million, a decrease of $1.3 million. Revenue decreased slightly due to lower fees resulting from reduced ancillary customer activity. Otherwise, revenue from leased storage was relatively unchanged as higher contract rates offset lower utilization, in part due to timing of project work to convert tanks to crude oil service at Galena Park in 2016. Operating expenses increased slightly due to the timing of maintenance work, and product margin increased related to the timing of product sales.
Other items. Depreciation and amortization increased due to recent expansion capital expenditures, whereas G&A expense decreased primarily due to lower accruals for the partnership’s equity-based incentive compensation program. Other income declined between periods related to less favorable non-cash MTM adjustments for hedged crude oil tank bottom inventory owned by the partnership.
Net interest expense increased due to additional borrowings to finance expansion capital spending, partially offset by more interest capitalized for construction projects in the current period. As of June 30, 2016, the partnership had $3.8 billion of debt outstanding, including $23.9 million outstanding under its commercial paper program, and $34.3 million of cash on hand.

Expansion capital projects
Magellan continues to make significant progress on its current expansion projects and to identify new opportunities for future growth. Based on the progress of expansion projects already underway, the partnership expects to spend $850 million in 2016, $250 million in 2017 and $200 million in 2018 to complete its current slate of construction projects. The new estimates include $335 million of spending for the partnership’s recently-announced marine terminal to be built in Pasadena, Texas and expected to be operational in early 2019 as well as a number of other smaller expansion projects, including construction of additional crude oil storage at the partnership’s terminal in East Houston, Texas.

The partnership’s newly-constructed Little Rock pipeline began operations in early July to deliver up to 75,000 barrels per day of refined petroleum products to Little Rock, Arkansas, providing this market access to refined products from Mid-Continent and Gulf Coast refineries via the partnership’s extensive pipeline system.
Construction is complete for the Platteville-to-Cushing segment of the Saddlehorn pipeline. Linefill commenced last week, with this pipeline segment expected to be fully operational by the end of August. Pipeline installation is underway for the Carr-to-Platteville segment of Saddlehorn, with this pipe extension expected to be operational by the end of 2016. Based on favorable costs to date, Magellan’s share of spending for the Saddlehorn pipeline is now expected to be approximately $230 million.
Construction is nearing completion for Magellan’s Corpus Christi condensate splitter, with commissioning to commence next month. The splitter is currently expected to be commercially operational late in the fourth quarter of 2016 with a total project cost of approximately $300 million.
Magellan also continues to evaluate well in excess of $500 million of potential growth projects in earlier stages of development and acquisition opportunities, all of which have been excluded from the partnership’s spending estimates at this time. Examples of potential opportunities include additional options to increase Magellan’s Gulf Coast marine capabilities, including further development of the partnership’s new Pasadena marine terminal and its Seabrook Logistics joint venture, as well as the potential development of a joint venture refined petroleum products pipeline between Corpus Christi and Brownsville, Texas.

Financial guidance for 2016
Management reaffirms its 2016 DCF guidance of $910 million and remains committed to its goal of increasing annual cash distributions by 10% for 2016 and at least 8% for 2017 while maintaining distribution coverage of at least 1.2 times each year.
For DCF purposes, operating results from the Saddlehorn pipeline will not impact 2016, with the initial DCF benefit expected to occur in 2017 due to the timing of the pipeline’s start-up and cash distribution payments from the joint venture to Magellan, which are expected to be paid in arrears on a quarterly basis.
Including actual results so far this year, net income per limited partner unit is estimated to be $3.45 for 2016, with third-quarter guidance of 80 cents. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.

Earnings call details
An analyst call with management to discuss second-quarter results and 2016 guidance is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (800) 768-6490 and provide code 2132254. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Aug. 8. To access the replay, dial (888) 203-1112 and provide code 2132254. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities and its crude oil tank bottom inventory. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 95 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: plan, goal, believe, estimate, expect, future, may, will and similar references to future periods. Although management of Magellan Midstream Partners, L.P. believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects and to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation or storage of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at refineries or other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines owned and operated by third parties and connected to the partnership’s terminals or pipelines; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2015 and subsequent reports on Forms 8-K and 10-Q. Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances learned of or occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2016	2015	2016
Transportation and terminals revenue	$384,901	$392,240	$738,713	$762,315
Product sales revenue	109,969	123,689	283,096	270,251
Affiliate management fee revenue	3,558	2,968	6,921	6,147
Total revenue	498,428	518,897	1,028,730	1,038,713
Costs and expenses:
Operating	142,318	134,162	249,025	257,395
Cost of product sales	94,507	95,703	230,686	209,288
Depreciation and amortization	40,440	43,302	82,137	87,056
General and administrative	37,942	34,542	73,440	75,416
Total costs and expenses	315,207	307,709	635,288	629,155
Earnings of non-controlled entities	24,542	15,339	34,132	32,967
Operating profit	207,763	226,527	427,574	442,525
Interest expense	40,396	48,686	77,590	92,410
Interest income	(334)	(404)	(683)	(765)
Interest capitalized	(2,946)	(7,130)	(5,053)	(13,266)
Gain on exchange of interest in non-controlled entity	—	(1,244)	—	(28,144)
Other income	(6,539)	(1,925)	(6,260)	(4,195)
Income before provision for income taxes	177,186	188,544	361,980	396,485
Provision for income taxes	(205)	685	953	1,556
Net income	$177,391	$187,859	$361,027	$394,929

Basic net income per limited partner unit	$0.78	$0.82	$1.59	$1.73

Diluted net income per limited partner unit	$0.78	$0.82	$1.59	$1.73

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	227,631	227,952	227,578	227,889

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	227,631	227,983	227,578	227,921

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2016	2015	2016
Refined products:
Transportation revenue per barrel shipped	$1.398	$1.427	$1.384	$1.422
Volume shipped (million barrels):
Gasoline	67.2	71.1	129.4	132.2
Distillates	36.3	36.4	73.2	72.7
Aviation fuel	5.3	6.9	10.5	12.4
Liquefied petroleum gases	4.8	4.2	5.8	5.8
Total volume shipped	113.6	118.6	218.9	223.1

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$1.052	$1.360	$1.081	$1.403
Volume shipped (million barrels)	53.8	45.1	103.8	88.8
Crude oil terminal average utilization (million barrels per month)	12.8	14.7	12.7	14.6
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels) (1)	23.7	19.3	38.7	38.1

Marine storage:
Marine terminal average utilization (million barrels per month)	24.3	23.0	23.9	23.2

(1) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 50% by Magellan.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2016	2015	2016
Refined products:
Transportation and terminals revenue	$238,317	$247,842	$459,000	$472,592
Affiliate management fee revenue	—	124	—	204
Less:
Operating expenses	105,081	98,500	179,293	184,485
Losses of non-controlled entities	43	38	98	80
Transportation and terminals margin	133,193	149,428	279,609	288,231

Product sales revenue(1)	109,323	122,311	281,962	266,227
Less: Cost of product sales(1)	94,326	94,392	229,960	206,248
Product margin	14,997	27,919	52,002	59,979
Operating margin	$148,190	$177,347	$331,611	$348,210

Crude oil:
Transportation and terminals revenue	$102,035	$101,340	$192,901	$203,068
Affiliate management fee revenue	3,211	2,486	6,238	5,270
Earnings of non-controlled entities	23,905	14,711	32,829	31,690
Less: Operating expenses	22,293	20,550	40,460	41,742
Transportation and terminals margin	106,858	97,987	191,508	198,286

Product sales revenue(1)	—	(28)	—	1,715
Less: Cost of product sales(1)	—	1,016	—	2,361
Product margin	—	(1,044)	—	(646)
Operating margin	$106,858	$96,943	$191,508	$197,640

Marine storage:
Transportation and terminals revenue	$44,549	$43,058	$86,812	$86,655
Affiliate management fee revenue	347	358	683	673
Earnings of non-controlled entities	680	666	1,401	1,357
Less: Operating expenses	15,881	16,275	31,216	33,523
Transportation and terminals margin	29,695	27,807	57,680	55,162

Product sales revenue(1)	646	1,406	1,134	2,309
Less: Cost of product sales(1)	181	295	726	679
Product margin	465	1,111	408	1,630
Operating margin	$30,160	$28,918	$58,088	$56,792

Segment operating margin	$285,208	$303,208	$581,207	$602,642
Add: Allocated corporate depreciation costs	937	1,163	1,944	2,355
Total operating margin	286,145	304,371	583,151	604,997
Less:
Depreciation and amortization expense	40,440	43,302	82,137	87,056
General and administrative expense	37,942	34,542	73,440	75,416
Total operating profit	$207,763	$226,527	$427,574	$442,525

Note: Amounts may not sum to figures shown on the consolidated statement of income due to inter-segment eliminations and allocated corporate depreciation costs.

(1) Includes gains (losses) on related NYMEX contracts.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING AND LOWER-OF-COST-OR-MARKET INVENTORY ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	June 30, 2016
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$187,859	$0.82	$0.82
Unrealized derivative gains associated with future physical product sales	(997)	—	—
Excluding commodity-related adjustments*	$186,862	$0.82	$0.82

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	227,952
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	227,983

* Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of the commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,		2016
	2015	2016	2015	2016	Guidance

Net income	$177,391	$187,859	$361,027	$394,929	$786,000
Interest expense, net(1)	37,116	41,152	71,854	78,379	166,000
Depreciation and amortization	40,440	43,302	82,137	87,056	180,000
Equity-based incentive compensation (2)	5,788	3,409	(7,245)	(4,317)	6,000
Loss on sale and retirement of assets	2,087	1,004	2,084	3,263	8,000
Gain on exchange of interest in non-controlled entity(3)	—	(1,244)	—	(28,144)	(28,000)
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future product transactions (5)	9,556	(997)	5,590	(5,675)
Derivative gains recognized in previous periods associated with product sales completed in the period (5)	26,682	17,820	91,585	36,245
Lower-of-cost-or-market adjustments (6)	(10,102)	—	(39,164)	(1,715)
Total commodity-related adjustments	26,136	16,823	58,011	28,855	38,000
Cash distributions received from non-controlled entities in excess of (less than) earnings for the period	(7,140)	(1,825)	(2,274)	55	12,000
Other(4)	—	2,040	—	2,576	5,000
Adjusted EBITDA	281,818	292,520	565,594	562,652	1,173,000
Interest expense, net, excluding debt issuance cost amortization(1)	(36,476)	(40,345)	(70,627)	(76,858)	(163,000)
Maintenance capital (7)	(22,513)	(31,164)	(39,014)	(59,446)	(100,000)
Distributable cash flow	$222,829	$221,011	$455,953	$426,348	$910,000

(1)
In 2015, the partnership adopted Accounting Standards Update No. 2015-03, Interest: Simplifying the Presentation of Debt Issuance Costs. Under this new accounting standard, debt issuance cost amortization expense has been reclassified as interest expense. For the purposes of calculating DCF, the partnership has added back debt issuance cost amortization expense included in interest expense of $0.6 million and $1.2 million for the three and six months ended June 30, 2015 and $0.8 million and $1.5 million for the three and six months ended June 30, 2016.

(2)
Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for DCF purposes. Total equity-based incentive compensation expense for the six months ended June 30, 2015 and 2016 was $10.6 million and $10.1 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2015 and 2016 of $17.8 million and $14.4 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduces DCF.

(3)
In February 2016, the partnership transferred its 50% membership interest in Osage Pipe Line Company, LLC ("Osage") to an affiliate of HollyFrontier Corporation ("HFC"). In conjunction with this transaction, the partnership entered into several commercial agreements with affiliates of HFC, which were recorded as intangible assets and other receivables in its consolidated balance sheets.  The partnership recorded a $28.1 million non-cash gain in relation to this transaction.

(4)
In conjunction with the February 2016 Osage transaction, HFC agreed to make certain payments to the partnership until HFC completes a connection to the partnership's El Paso terminal. These payments replace distributions the partnership would have received had the Osage transaction not occurred and are, therefore, included in the partnership's calculation of DCF.

(5)
Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. In addition, the partnership has designated certain derivatives used to hedge its crude oil tank bottoms as fair value hedges, and the change in the differential between the current spot price and forward price on these hedges is recognized currently in earnings. The partnership excludes the net impact of both of these adjustments from its determination of DCF until the hedged products are physically sold. In the period in which these products are physically sold, the net impact of the associated hedges is included in the partnership's determination of DCF.

(6)
The partnership adds the amount of lower-of-cost-or-market (“LCM”) adjustments on inventory and firm purchase commitments recognized in each applicable period to determine DCF as these are non-cash charges against income.  In subsequent periods when the partnership physically sells or purchases the related products, it deducts the LCM adjustments previously recognized to determine DCF.

(7)
Maintenance capital expenditure projects maintain the partnership's existing assets and do not generate incremental DCF (i.e. incremental returns to the partnership's unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.